As filed with the Securities and Exchange Commission on December 11, 2009

Registration No.  333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

___________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________________________

COMMUNITY HEALTH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)		13-3893191 (I.R.S. Employer Identification Number)
4000 Meridian Boulevard Franklin, TN 37067 (Address of principal executive offices)

CHS/Community Health Systems, Inc. 401(k) Plan
(as restated effective January 1, 2009)
(Full title of the plan)

Rachel A. Seifert
Senior Vice President, Secretary and General Counsel
4000 Meridian Boulevard
Franklin, TN 37067
(615) 465-7349
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share (“Common Stock”)	250,000 shares	$30.46	$7,615,000	$425

(1)
Includes an indeterminate number of shares of Common Stock that may be issued in the event of stock splits, stock dividends or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).  In addition, pursuant to Rule 416(c) of the Securities Act, this Registration Statement also covers an indeterminate amount of interests that may be issued pursuant to the Community Health Systems 401(k) Plan.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act based upon the average of the high and low sales prices for the Common Stock as reported by the New York Stock Exchange on December 8, 2009.

EXPLANATORY NOTE

By a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on August 31, 2000 (File No. 333-44870), Community Health Systems, Inc. (the “Registrant”) registered 1,000,000 shares of Common Stock for issuance under the Community Health Systems, Inc. 401(k) Plan.  On December 15, 2004, the Registrant filed a registration statement on Form S-8 with the SEC (File No. 333-121283), pursuant to which an additional 1,000,000 shares of Common Stock were registered for issuance under the plan.  Effective as of January 1, 2009, the name of the plan was changed to “CHS/Community Health Systems, Inc. 401(k) Plan.”  References to “the Plan” throughout this Registration Statement shall refer to the CHS/Community Health Systems, Inc. 401(k) Plan (as restated effective January 1, 2009).

This Form S-8 Registration Statement is being filed by the Registrant pursuant to General Instruction E to Form S-8 under the Securities Act to register 250,000 additional shares of the Company’s Common Stock, par value $0.01, for issuance under the Plan.

INCORPORATION OF CONTENTS OF
REGISTRATION STATEMENT BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference:

(a)	Our Registration Statements on Forms S-8 (File Nos. 333-44870 and 333-121283) filed with the SEC on August 31, 2000 and December 15, 2004, respectively.

(b)
Our Annual Report filed on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009, which contains the Registrant’s audited consolidated financial statements for the fiscal year ended December 31, 2008;

(c)	Our Quarterly Reports on Form 10-Q filed on April 29, 2009, July 31, 2009 and October 30, 2009 for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009, respectively;

(d)	Our Current Reports on Form 8-K filed on February 27, 2009, May 11, 2009 and May 21, 2009; and

(e)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 5, 2000.

In addition, any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Effective January 1, 2009, the Company adopted a newly effective accounting standard relating to noncontrolling interests in consolidated financial statements, as described more fully in our 2009 unaudited interim consolidated financial statements, as previously issued. The adoption of this new standard did not have a material impact on our financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of noncontrolling (minority) interests in our consolidated financial statements. As a result of the retrospective presentation and disclosure requirements of the standard, the Company will be required to reflect the change in presentation and disclosure for all periods presented in future filings.

The principal effect on the prior year consolidated balance sheets is summarized as follows (in thousands):

	December 31,
Consolidated Balance Sheets	2008	2007
Equity, as previously reported	$1,672,865	$1,710,804
AAdjustments to noncontrolling interests for adoption of accounting standards	28,266	39,513
Equity, as adjusted	$1,701,131	$1,750,317

Additionally, adopting this standard had the effect of reclassifying earnings attributable to noncontrolling interest in the consolidated statement of income from minority interest in earnings used in deriving income from continuing operations to a separate caption titled net income attributable to noncontrolling interests.  This newly captioned line item is presented as a reduction to net income to arrive at net income attributable to Community Health Systems, Inc. in the consolidated statement of income. Thus, as a result of adopting this new standard net income for the years ending December 31, 2008 and 2007 as presented in our Form 10-K for the year ending December 31, 2009 will increase by approximately $40.1 million and $15.2 million, respectively and net income attributable to Community Health Systems, Inc. will be equal to net income as previously reported prior to the adoption of this standard.

            In addition, any future filings made by the Company with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

            Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

            Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to CHS Investor Relations, Community Health Systems Professional Services Corp., 4000 Meridian Boulevard, Franklin, TN, telephone (615) 465-7000, on the “Investor Relations” section of the CHS website at http://www.chs.net/investor/index.htm or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

OTHER INFORMATION REQUIRED
IN THIS REGISTRATION STATEMENT

Item 5.     Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock being offered by the Registration Statement will be passed upon for the Registrant by Rachel A. Seifert, Senior Vice President, General Counsel and Secretary of the Registrant.  As of September 30, 2009, Ms. Seifert owned 92,111 shares of Common Stock (of which 57,001 shares are subject to time vesting restrictions), and held stock options to purchase 160,000 shares of Common Stock of the Registrant.  Ms. Seifert also participates in the CHS/Community Health Systems, Inc. Deferred Compensation Plan and may be entitled to benefits under that plan.

Item 6.     Indemnification of Directors and Officers

                Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful.  A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s Restated Certificate of Incorporation provides that its directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duties as a director except to the extent otherwise required by Delaware law.  The Restated Certificate of Incorporation and Restated By-Laws provide that the directors and officers of the Registrant shall be indemnified to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Registrant, except with respect to any matter that such director or officer has been adjudicated not to have acted in good faith or in the reasonable belief that his action was in the best interests of the Registrant.

               The Registrant has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Restated Certificate of Incorporation and Restated By-Laws.  These agreements, among other things, indemnify directors and officers of the Registrant to the fullest extent permitted by Delaware law for certain expenses (including attorneys’ fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person’s service as a director or officer of the Registrant or an affiliate of the Registrant.

                Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 8.  Exhibits

Exhibit No.                                Description of Exhibit

4.1*	CHS/Community Health Systems, Inc. 401(k) Plan (as restated effective January 1, 2009).

4.2
Form of Restated Certificate of Incorporation of Community Health Systems, Inc. (incorporated by reference to Exhibit 3.1 to Community Health Systems, Inc.’s Registration Statement on Form S-1 (No. 333-31790)).

4.3
Amended and Restated By-Laws of Community Health Systems, Inc. (as of February 27, 2008) (incorporated by reference to Exhibit 3(II).1 to Community Health Systems, Inc.’s Current Report on Form 8-K filed February 29, 2008).

5.1*	Opinion of Rachel A. Seifert as to the validity of the Common Stock covered by this Registration Statement.

23.1	Consent of Rachel A. Seifert (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

______________________

* filed herewith

The Registrant will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 11, 2009.

Community Health Systems, Inc. (Registrant)

By:	/s/ Wayne T. Smith
Wayne T. Smith
Title: Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chairman of the Board, President and Chief Executive Officer
/s/ Wayne T. Smith	(principal executive officer)	December 11, 2009
Wayne T. Smith

Executive Vice President, Chief Financial Officer and Director
/s/ W. Larry Cash	(principal financial officer)	December 11, 2009
W. Larry Cash

Vice President and Corporate Controller
/s/ T. Mark Buford	(principal accounting officer)	December 11, 2009
T. Mark Buford

/s/ John A. Clerico	Director	December 11, 2009
John A. Clerico

/s/ James S. Ely, III	Director	December 11, 2009
James S. Ely, III

/s/ John A. Fry	Director	December 11, 2009
John A. Fry

/s/ William N. Jennings, M.D.	Director	December 11, 2009
William N. Jennings, M.D.

/s/ Harvey Klein, M.D.	Director	December 11, 2009
Harvey Klein, M.D.

/s/ Julia B. North	Director	December 11, 2009
Julia B. North

/s/ H. Mitchell Watson, Jr.	Director	December 11, 2009
H. Mitchell Watson, Jr.

Constituting a majority of the Board of Directors of Community Health Systems, Inc.

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Community Health Systems, Inc. 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on December 11, 2009.

Community Health Systems, Inc. 401(k) Plan

By:	/s/ James W. Doucette
Name: James W. Doucette, Retirement Committee Chair
Title: Administrator of the CHS/Community Health Systems, Inc. 401(k) Plan

INDEX TO EXHIBITS

Exhibit No.                                           Description of Exhibit

4.1*	CHS/Community Health Systems, Inc. 401(k) Plan (as restated effective January 1, 2009).

4.2
Form of Restated Certificate of Incorporation of Community Health Systems, Inc. (incorporated by reference to Exhibit 3.1 to Community Health Systems, Inc.’s Registration Statement on Form S-1 (No. 333-31790)).

4.3
Amended and Restated By-Laws of Community Health Systems, Inc. (as of February 27, 2008) (incorporated by reference to Exhibit 3(II).1 to Community Health Systems, Inc.’s Current Report on Form 8-K filed February 29, 2008).

5.1*	Opinion of Rachel A. Seifert as to the validity of the Common Stock covered by this Registration Statement.

23.1	Consent of Rachel A. Seifert (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

______________________
* filed herewith

The Registrant will submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code.